Exhibit 99.1

LCC International Announces Profit Improvement Plan; Plan Will Put Company on Track for Profitable Second Half of 2005

    MCLEAN, Va.--(BUSINESS WIRE)--June 16, 2005--LCC International, Inc., (NASDAQ:LCCI) a global leader in wireless voice and data turn-key technical consulting services, announced today that it has implemented a program of efficiency-enhancing measures, expected to deliver sustained cost savings of over $4 million on an annualized basis.
    "When we reported our first quarter results, we commented on our objective to bring Sales, General and Administrative costs below 15 percent of revenues on a go forward basis. The plan that we are executing is designed to achieve this goal," commented Peter Deliso, LCC Interim Chief Executive Officer. "The savings from this plan along with other operational initiatives focused on improving margins are expected to contribute to a profitable second half of the year."
    Specifically, the Company has implemented the following cost cutting measures effective immediately:

    -- Elimination of 48 positions in the Company's corporate, North America and Asia Pacific staffs

    --  The closing of local offices in North America and Asia Pacific

    -- Discontinuation of operations in non-revenue producing entities

    -- Creation of a restructuring reserve, to be booked in the second quarter, associated with lease terminations, severance, legal and tax liabilities and related costs associated with the profit improvement plan.

    "We will be booking a restructuring serve of approximately $1.1 million in the second quarter," said Bob Waldron, LCC's Chief Financial Officer. "These savings will be evident in our third quarter and will bring our overhead costs and infrastructure in a range where we will be able to create operating leverage as we continue to execute on our backlog and grow revenues."
    Mr. Deliso continued by saying, "LCC is very well positioned both in terms of our reputation in the wireless industry as well as operationally. Now we will have a cost structure that will enable us to continue to aggressively build our business as well as deliver increasing shareholder value. The demand for our services is very strong as wireless operators continue to improve quality, increase capacity and roll out next generation services. And, with a renewed focus on operational efficiency we are targeting to achieve gross margins in the twenty percent range. This combined effort, along with our strong backlog, will put LCC on track for sustained profitability."
    Commenting on the ongoing nature of the profit improvement plan, Mr. Deliso said, "Our restructuring for North America and Asia Pacific is complete. We will however continue to evaluate our international operations to determine whether a fixed local presence is necessary to sustain certain projects. Our overall goal is to ensure profitability on a country-by-country basis while delivering the quality of service our customers have come to expect."
    The Company will report the results for its second quarter, ending June 30, 2005 on Monday, August 8, 2005 after market close. Details for the conference call where interested parties can discuss those results with management will be provided in a future release.

    About LCC

    LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

    Forward Looking Statements

    Statements included in this news release which are not historical in nature are "forward-looking statements" within the meaning of
Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company's services, forecasts of revenues, earnings estimates, statements regarding contracts, work or revenue opportunities the Company may secure in the future, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company's results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company's services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for the Company's clients, delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company's clients, the Company's dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the Company's estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger projects that may account for a significant portion of the Company's anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in LCC International, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company generally provides performance and earnings projections at each quarterly earnings conference call and in specific regulatory filings. These forecasts are as of the date of the call or filing and will include estimates based on factual information and assumptions which management believes to be reasonable at that time. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.

    CONTACT: LCC International, Inc.
             Tricia Drennan, 703-873-2390
             tdrennan@lcc.com